CODE OF ETHICS

MONARCH PARTNERS ASSET MANAGEMENT, LLC

April 21, 2015

This Code of Ethics (“Code”) is adopted in compliance with the requirements of U.S. securities laws applicable to registered investment advisers and registered investment companies. Registered investment advisers are required by Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”), to adopt a code of ethics which, among other things, sets forth the standards of business conduct required of their supervised persons and requires those supervised persons to comply with the Federal Securities Laws. In conformity with these rules, this Code is adopted by Monarch Partners Asset Management, LLC (“Monarch Partners” or the “Adviser”), in its role as investment adviser to separately managed accounts.

1.	Standards of Business Conduct

We seek to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by our clients, including individual accounts (“Clients”) and their investors, is something we value and endeavor to protect. To further that goal, we have adopted this Code and implemented policies and procedures to prevent fraudulent, deceptive and manipulative practices and to ensure compliance with the Federal Securities Laws and the fiduciary duties owed to our Clients.

We are fiduciaries to our Clients. As such, we have affirmative duties of care, honesty, loyalty and good faith to act in the best interests of our Clients. Our Clients’ interests are paramount to and come before our personal interests. Our Access Persons and Supervised Persons, as those terms are defined in this Code, are also expected to behave as fiduciaries with respect to our Clients. This means that each must render disinterested advice, protect Client assets (including nonpublic information about a Client or a Client’s account) and act always in the best interest of our Clients. We must also strive to identify and avoid conflicts of interest, however such conflicts may arise.

Access Persons and Supervised Persons of Monarch Partners must not:

•	Employ any device, scheme or artifice to defraud a Client;

•	Make to a Client any untrue statement of a material fact or omit to state to a Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client;

•	Engage in any manipulative practice with respect to a Client;

•	Use their positions, or any investment opportunities presented by virtue of their positions, to personal advantage or to the detriment of a Client; or

•	Conduct personal trading activities in contravention of this Code or applicable legal principles or in such a manner as may be inconsistent with the duties owed to Clients as a fiduciary.

Monarch Partners Code: Reportable Funds and Compliance

Procedures

To assure compliance with these restrictions and the Federal Securities Laws, as defined in this Code, we have adopted, and agreed to be governed by, the provisions of this Code in addition to the procedures contained in applicable compliance manuals.1 However, Access Persons and Supervised Persons are expected to comply not merely with the “letter of the law”, but with the spirit of the laws, this Code and applicable compliance manuals.

Should you have any doubt as to whether this Code applies to you, you should contact the CCO.

2.	Definitions

As used in the Code, the following terms have the following meanings:

A.	Access Persons include: (1) any director or officer of the Adviser; (2) any Supervised Person of the Adviser who (a) has access to nonpublic information regarding any Client’s purchase or sale of securities, or portfolio holdings or (b) is involved in making securities recommendations to Clients or has access to such recommendations that are nonpublic; and (3) any other person who the CCO determines to be an Access Person.[2] For purposes of this Code, Monarch Partners has determined that all employees are Access Persons.

B.	Automatic Investment Plan means any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including, but not limited to, any dividend reinvestment plan (DRIP).

C.	Beneficial Ownership generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1(a)(2) under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”). However, any transactions or holdings reports required by Section 4.C of this Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security or securities to which the report relates.

D.	Chief Compliance Officer or CCO means the Adviser’s Chief Compliance Officer, as designated on Form ADV, Part 1, Schedule A, or the CCO’s designee, as applicable.

E.	Federal Securities Laws means: (1) the Securities Act of 1933, as amended (“Securities Act”); (2) the Exchange Act; (3) the Sarbanes-Oxley Act of 2002; (4) the Company Act, (5) the Advisers Act; (6) title V of the Gramm-Leach-Bliley Act; (7) any rules adopted by the SEC under the foregoing statutes; (8) the Bank Secrecy Act, as it applies to funds and investment advisers; and (9) any rules adopted under relevant provisions of the Bank Secrecy Act by the SEC or the Department of the Treasury.

1	Applicable compliance manuals include, among others, the Adviser’s policies and procedures adopted pursuant to Advisers Act Rule 206(4)-7. Access Persons and Supervised Persons are required to comply with all relevant compliance procedures, whether or not listed.
2	The CCO will inform all Access Persons of their status as such and will maintain a list of Access Persons and Supervised Persons. A current list of Access Persons is included in Appendix A.

F.	Initial Public Offering or IPO means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Exchange Act Sections 13 or 15(d).

G.	Limited Offering means an offering that is exempt from registration under the Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505 or 506. Limited Offerings of securities issued by Monarch Partners or any Private Fund are included in the term Limited Offering.

H.	Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security.

I.	Reportable Security means any security as defined in Advisers Act Section 202(a)(18) and Company Act Section 2(a)(36) except (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (3) shares issued by money market funds; (4) shares issued by open-end funds and exchange traded funds (“ETFs”); and (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds. For purposes of this Code, the term Reportable Security, which provides a narrower exemption than the term “Covered Security”, is used for compliance with both Rule 204A-1, except as otherwise noted.

J.	Supervised Person of the Adviser means any partner, officer, director, or employee of the Adviser; and any other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser. Contractors and consultants may, in certain circumstances, be deemed to be Supervised Persons.

3.	Substantive Restrictions

A.	Equities. No Access Person shall buy or sell any equities in Covered Accounts without the approval of the CCO.

B.	Blackout Period. No Access Person may engage in a transaction in a Covered Security, when that security has been purchased or sold by any client within a 7 day period.

C.	IPO and Limited Offering Restrictions. Access Persons may not acquire any securities issued as part of an IPO. Limited Offerings require prior approval in the form attached as Exhibit A of the CCO or the CCO’s designee. Any such approval will take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to such person because of his or her position with Monarch Partners. Once pre-approval has been granted, the pre-approved transaction must be executed within twenty-four hours. An Access Person who has been authorized to acquire securities in such securities must disclose their interests if involved in considering an investment in such securities for a Client. Any decision to acquire the issuer’s securities on behalf of a Client shall be subject to review by Access Persons with no personal interest in the issuer.

D.	Other Trading Restrictions. Access Persons may not: (1) hold more than 5% of the outstanding securities of a single company without the approval of the CCO; or (2) engage in frequent trading in securities (e.g., day trading).

E.	Gift Policy. Access Persons and Supervised Persons must not give or accept excessive gifts from any entity doing business with or on behalf of the Adviser.

F.	Political Contributions. Access Persons and Supervised Persons are discouraged from making political contributions to public or elected officials, candidates running for office or political parties. No Access Persons may make any political contribution exceeding $350.00 in an election in which an Access Person can vote or exceeding $150 in an election in which an Access Person cannot vote. All political contributions of any amount must be reported to the CCO. Please refer to the policies and procedures related to political contributions in the adviser’s compliance manual. A Political Contribution Request Form is included as Exhibit F of this Code’s Appendix.

G.	Conflicts of Interest. Access Persons must provide disinterested advice and any relevant potential personal or business conflicts of interest must be disclosed to the CCO. Access Persons must avoid engaging in any activity which might reflect poorly upon themselves or us or which would impair their ability to discharge their duties with respect to us and our Clients.

H.	Fair Treatment. Access Persons must avoid taking any action which would favor one Client or group of Clients over another in violation of our fiduciary duties and applicable law. Access Persons must comply with relevant provisions of our compliance manuals designed to detect, prevent or mitigate such conflicts.

I.	Service as Outside Director, Trustee or Executor. Access Persons shall not serve on the boards of directors of publicly traded companies, or in any similar capacity, absent the prior approval of such service by the CCO following the receipt of a written request for such approval. In the event such a request is approved, “Information Wall” procedures may be utilized to avoid potential conflicts of interest. Other than by virtue of their position with Monarch Partners or with respect to a family member, no Access Person may serve as a trustee, executor or fiduciary. Similarly, Access Persons may not serve on a creditor’s committee. In appropriate circumstances the CCO may grant exemptions from this provision.

J.	Forfeitures. If there is a violation of paragraphs A, B, C or D, above, the CCO may determine whether any profits should be forfeited and may be paid to one or more Clients the benefit of the Client(s), if such a payment is determined by the CCO to be appropriate under the circumstances, or to a charity determined by the CCO, as applicable. The CCO will determine whether gifts accepted in violation of paragraph E need to be forfeited, if practicable, and/or dealt with in any manner determined appropriate and in the best interests of our Clients. The CCO may impose a banning of all trading, and in some cases termination, immediately and without notice, if it is determined that the severity of any violation warrants such action.

K.	Reporting Violations. Any Access Person or Supervised Person who believes that a violation of this Code has taken place must promptly report that violation to the CCO or to the CCO’s designee. To the extent that such reports are provided to a designee, the designee shall provide periodic updates to the CCO with respect to violations reported. Access Persons and Supervised Persons may make these reports anonymously and no adverse action shall be taken against any such person making such a report in good faith.

L.	Waivers. CCO may grant waivers of any substantive restriction in appropriate circumstances (e.g., personal hardship) and will maintain records necessary to justify such waivers.

M.	Brokerage Accounts. Access Persons must disclose all brokerage accounts to the CCO and instruct their brokers to provide timely duplicate account statements and confirms to the CCO. A form of duplicate account statement and confirmations request letter is included as Exhibit D.

4.	Pre-clearance and Reporting Procedures

Access Persons must follow the substantive restrictions placed on personal trading. Sales of securities will be allowed, but must meet additional restrictions. In general, purchase of reportable securities will not be allowed. Any exception to this rule must be at the approval of the Chief Compliance Officer.

No Access Person shall sell, directly or indirectly, any security that he or she knows, or should have known at the time of such sale, is part of a buy or sell program being conducted by Monarch Partners.

A.	Pre-clearance. Each Access Person shall obtain prior written approval from the CCO in the form attached as Exhibit A for all personal securities transactions in equities and Limited Offerings.

B.	Pre-clearance Exceptions. Pre-clearance requirements do not apply to:

(1)	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

(2)	Any equity securities transaction, or series of related transactions, if the issuer has a market capitalization (outstanding shares multiplied by the current price per share) greater than $20 billion;

(3)	Purchases or sales of fixed income securities.

(4)	Purchases or sales of open-end funds, including ETFs.[3]

(5)	Purchases or sales which are non-volitional on the part of either the Access Person or the Client;

(6)	Transactions in securities which are not Reportable Securities;

(7)	Purchases which are part of an Automatic Investment Plan or DRIP;

(8)	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

3	Purchases or sales of ETFs are still subject to the Reporting Requirements set forth in Section 4.C., below.

Access Persons should consult the CCO if there are any questions about whether one of the exemptions listed above applies to a given transaction. We may, from time to time and in the sole discretion of the CCO, maintain a “Restricted List” of securities in which Access Persons may not trade.

C.	Required Reports.

(1)	Initial and Annual Holdings Reports. Each Access Person must submit to the CCO a report in the form attached as Exhibit B: (i) not later than ten (10) days after becoming an Access Person, reflecting the Access Person’s holdings as of a date not more than 45 days prior to becoming an Access Person; and (ii) annually, on a date selected by the CCO, as of a date not more than 45 days prior to the date the report was submitted.

Holdings reports must contain the following information:

(a)	the title and type of security and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

(b)	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit. (Note that even those accounts that hold only non-Reportable Securities must be included); and

(c)	the date the Access Person submits the report.

Brokerage statements containing all required information may be substituted for the Holdings Report Form if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a holdings report containing the missing information as a supplement to the statement or confirmation.

(2)	Quarterly Reports. Within 30 days after the end of each calendar quarter, each Access Person must submit a report to the CCO covering all transactions in non-excepted Reportable Securities in the form attached as Exhibit C.

Transactions reports must contain the following information:

(a)	the date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

(b)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)	the price of the security at which the transaction was effected;

(d)	the name of the broker, dealer or bank with or through which the transaction was effected; and

(e)	the date the Access Person submits the report.

Brokerage account statements or trade confirmations containing all required information may be substituted for the attached form if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a transactions report containing the missing information as a supplement to the statement or confirmation.

D.	Exceptions to Reporting Requirements. The reporting requirements of Section 4.C. apply to all transactions in Reportable Securities other than:

(1)	Transactions with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control; and

(2)	Transactions effected pursuant to an Automatic Investment Plan or DRIP.

E.	Duplicate Statements: Each Access Person, with respect to each brokerage account inwhich such Access Person has any direct or indirect beneficial interest, may choose to arrange that the broker shall mail directly to the CCO at the same time they are mailed or furnished to such Access Person (1) duplicate copies of periodic statements with respect to the account, provided, however, that such duplicate copies need not be filed for transactions involving Non-Covered Securities. This requirement also may be waived by the CCO in situations when the CCO determines that duplicate copies are unnecessary.

F.	Prohibition on Self Pre-clearance. No Access Person shall pre-clear his own trades, review his own reports or approve his own exemptions from this Code. When such actions are to be undertaken with respect to a personal transaction of the CCO, the General Partner will perform such actions as are required of the CCO by this Code.

5.	Code Notification and Access Person Certifications

The CCO shall provide notice to all Access Persons and Supervised Persons of their status under this Code, and shall deliver a copy of the Code to each Access Person annually. Additionally, each Access and Supervised Person will be provided a copy of any Code amendments. After reading the Code or amendment, each Access Person and Supervised Person shall make the certification contained in Exhibit F. Annual certifications are due within thirty (30) days after the end of each calendar year. Certifications with respect to amendments to the Code must be returned to the CCO within a reasonably prompt time. To the extent that any Code related training sessions or seminars are held, the CCO shall keep records of such sessions and the Access Persons and Supervised Persons attending.

6.	Review of Required Code Reports

A.	Reports required to be submitted pursuant to the Code will be reviewed by the CCO or a designee on a periodic basis.

B.	Any material violation or potential material violation of the Code must be promptly reported to the CCO. The CCO will investigate any such violation or potential violation and report violations the CCO determines to be “major” to the General Partner as appropriate, with a recommendation of such action to be taken against any individual who is determined to have violated the Code, as is necessary and appropriate to cure the violation and prevent future violations. Other violations shall be handled by the CCO in a manner he deems to be appropriate.

C.	The CCO will keep a written record of all investigations in connection with any Code violations including any action taken as a result of the violation.

D.	Sanctions for violations of the Code include: verbal or written warnings and censures, monetary sanctions, disgorgement or dismissal. Where a particular Client has been harmed by the violative action, disgorgement may be paid directly to the Client; otherwise, monetary sanctions shall be paid to an appropriate charity determined by the CCO.

7.	Recordkeeping and Review

This Code, a record of all certifications of an Access and Supervised Person’s receipt of the Code or any amendments thereto, any written prior approval for a Reportable Securities transaction given pursuant to Section 4.B. of the Code, a copy of each report by an Access Person, a record of any violation of the Code and any action taken as a result of the violation, any written report hereunder by the CCO, and lists of all persons required to make and/or review reports under the Code shall be preserved with the Adviser’s records, for the periods and in the manner required by Advisers Act Rule 204-2. To the extent appropriate and permissible, the CCO may choose to keep such records electronically.

The CCO shall review this Code and its operation annually and may determine to make amendments to the Code as a result of that review. Material and non-material amendments to this Code should be made and distributed as described in Section 5.

Appendix A: Access Persons and Supervised Persons

Access Persons’ Name(s)	Titles*

Supervised Persons’ Name(s) (includes, in addition to all Access Persons listed above, the following):	Titles

*	To the extent that any Monarch Partners policy or procedure requires the actions of an individual serving in a particular position to be reviewed by that particular position (or require reports to be delivered to that particular position), those reports should be received or those actions reviewed by another designated person.

Monarch Partners Code: Personnel Roster

EXHIBIT A

MONARCH PARTNERS ASSET MANAGEMENT, LLC

Personal Trading Request and Authorization Form

Access Person Name:

Person On Whose Behalf Trade is Being Done (if different):

Broker: Brokerage Account Number:

Reportable Security:
Company Name, Type of Security

Ticker Symbol or CUSIP:

Number of Shares or Units: Price per Share or Unit:

Approximate Total Price: Buy or Sell:

I hereby certify that all of the following information is true and complete:

To the best of my knowledge, the requested transaction is consistent with the letter and spirit of the Code of Ethics and applicable law.

Signature Date

When signed and dated by the CCO, this authorization is approved for this transaction only and is effective for 24 hours from the time written below unless you are notified otherwise by the CCO. A record of this transaction will be kept by the CCO in confidential files.1

a.m.
p.m.
CCO	Date	Time

1	All pre-clearance forms must be maintained for at least five years after the end of the fiscal year in which the form was submitted or the approval is granted, whichever is later. If approval is granted to acquire securities in a Limited Offering, CCO must indicate reasons for such approval on reverse side of this form.

Monarch Partners Code: Transaction Pre-Clearance Form

EXHIBIT B

MONARCH PARTNERS ASSET MANAGEMENT, LLC

Initial/Annual Securities Holdings Report

This form must be completed by each Access Person

within 10 days of becoming an Access Person and

on                      of each calendar year thereafter.

The following list, which is current as of the date indicated below, accurately reflects my current personal securities holdings in which I have a direct or indirect beneficial interest:

Security (including ticker/CUSIP as applicable)	No. of Shares	Principal Amount	Broker/Dealer or Bank Through Whom Account is Held

The chart above (1) excludes personal securities holdings with respect to which I had no direct or indirect influence or control, (2) excludes personal securities holdings of securities which are not Reportable Securities, and (3) is not an admission that I have or had any direct or indirect beneficial ownership in the Reportable Securities listed above.

I have an account or accounts, over which I have direct or indirect influence or control, in which securities (including securities which are not considered Reportable Securities) which are not listed above are held for my direct or indirect benefit as of the date below with the following brokers, dealers or banks:

Dated:	Signature:

Monarch Partners Code: Initial/Annual Report

EXHIBIT C

MONARCH PARTNERS ASSET MANAGEMENT, LLC

Quarterly Personal Account Report

For the Calendar Quarter Ended

This form must be completed by each Access Person

within 30 days following the end of each calendar quarter.

Signature:	Dated:

Brokerage account statements or trade confirmations containing all required information may be substituted for the attached form if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, a transactions report containing the missing information as a supplement to the statement or confirmation may be submitted.

We have received statements for the following accounts. If there are any other reportable transactions in accounts not on this list below for the period for this report, please attach to them to this form.

Account Name	Account Number	Broker

This report (1) excludes personal securities transactions with respect to which I had no direct or indirect influence or control, (2) excludes personal securities transactions in securities which are not Reportable Securities, and (3) is not an admission that I have or had any direct or indirect beneficial ownership in the Reportable Securities shown on my duplicate statements.

Monarch Partners Code: Quarterly Report

EXHIBIT D

Form of Brokerage Letter

[Date]
[Broker Name]
[Address]

Re: Account No.	Account Name

Dear [Broker Name],

As of [Date], please send to Monarch Partners Asset Management, LLC, a duplicate confirmation of each transaction in the above-named account and a duplicate monthly brokerage account statement for the above-named account.

Please mail the confirmations and account statements to:

Monarch Partners Asset Management, LLC

c/o Fairview Investment Services

1330 St. Mary’s Street, Suite 400

Raleigh, NC 27605

Attention: Monarch Partners, Chief Compliance

Officer Thank you for your prompt attention to this matter.

Sincerely,

cc: Chief Compliance Officer

Monarch Partners Code: Form of Brokerage Letter

EXHIBIT E

MONARCH PARTNERS ASSET MANAGEMENT, LLC

Certification of Receipt and Compliance

This form must be completed by each Access Person

within 10 days of becoming an Access Person;

after the end of each calendar year thereafter; and

upon receipt of any amendment to the Code.

I hereby acknowledge receipt of Monarch Partners’ current Code of Ethics (the “Code”), including any applicable amendments. I hereby certify that I (1) recently have read/re-read the Code (including any amendments thereto); (2) understand the Code; and (3) recognize that I am subject to its provisions. I also hereby certify that I have complied with and will continue to comply with the requirements of the Code and that I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code. Moreover, I agree to promptly report to Monarch Partners’ Chief Compliance Officer any violation or possible violation of the Code of which I become aware. I understand that violation of the Code will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

Name:
(Please print or type clearly)

Signature:

Date:

Monarch Partners Code:

Certification of Receipt and Compliance

EXHIBIT F

Political Contribution Pre-clearance Request

You are permitted to pursue legitimate political activities and to make political contributions to the extent permitted under U.S. law. However, you are prohibited from making contributions to U.S. state or local officials or candidates for state or local office if those contributions are intended to influence the award or retention of municipal finance business or any other business.

As a covered person of Monarch Partners, you are generally permitted to contribute:

(i)	up to $350 to an official per election (with primary and general elections counting separately), if you are entitled to vote for the official at the time of the contribution, and;

(ii)	up to $150 to an official per election (with primary and general elections counting separately), if you are not entitled to vote for the official at the time of the contribution.

You may not circumvent these rules by having your spouse or other member of your household make a contribution on your behalf.

Please complete the following information and submit it to the Chief Compliance Officer for review. Only one political contribution request per form.

IMPORTANT INFORMATION: Do not make the political contribution unless you are advised that the pre-clearance has been approved.

Name of Contributor:

Full Name and title (if applicable) of Campaign/Candidate or Political Action Committee (“PAC”):

Level of Office (i.e., city, county, state, federal):

Municipality:

Amount of Intended Contribution:

Signature of Associate:

Date Submitted:

COMPLIANCE USE ONLY

Approved Not Approved

Signature of CCO:

Date of Review:

Monarch Partners Code: Political Contribution

Pre-Clearance Request